Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Myriad Genetics, Inc. of our report dated March 9, 2018, except for the change in the manner in which the Company accounts for debt extinguishment costs and restricted cash as discussed in Note 3 to the consolidated financial statements, as to which the date is May 9, 2018 relating to the consolidated financial statements of Counsyl, Inc., which appears in Myriad Genetics, Inc.'s Current Report on Form 8-K/A dated October 12, 2018.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 8, 2019